Exhibit 99.1

1511 N. Westshore Blvd, Suite 900
FOR IMMEDIATE RELEASE	Tampa, Florida 33607
Wednesday May 16, 2006	(813) 830-7700
www.ablest.com
ABLEST INC. REPORTS IMPROVED REVENUE AND EARNINGS FOR FIRST QUARTER
     TAMPA, Fla., May 16 — Ablest Inc. (Amex: AIH) today announced that revenue for the 14-week fiscal first quarter ended April 2, 2006, increased 16.3 percent to $35.9 million from revenue of $30.8 million in the 13-week fiscal first quarter of 2005. Net income increased 31.8 percent to $348,000 or $0.12 per diluted share compared to net income of $264,000 or $0.09 per diluted share for 2005.
     Kurt R. Moore, president and chief executive officer, said, “We are pleased with our first quarter results. The employment and hiring markets were positive in the first quarter, contributing to demand for both Staffing Services and Professional Services. We saw continued success with our efforts to increase margins through the addition of customers in the mid to small business sectors. In addition, our branch team execution is focused on our customer and employee loyalty initiatives with good results.”
About Ablest
     Ablest is a leader in workforce services; creating and delivering local solutions that enable companies to compete and win in an ever-changing business world. Services are provided through its Staffing Services and Professional Services. Staffing Services offer customers a range of employment services in the office and light industrial sectors including employee assessment and selection, training, managed services and vendor-on-premise (VOP) programs. Professional Services offer employment and consulting services in the Information Technology and Finance and Accounting sectors. Ablest’s Services focus on improving customer performance in the areas of quality, efficiency and cost-reduction within their workforce. Ablest supplies more than 37,000 field employees and consultants to approximately 2,000 businesses annually through 56 locations in the Eastern and Southwestern United States.
     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the company’s business.
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ABLEST INC.
Condensed Statements of Income
(amounts in thousands except share and per share data)
(Unaudited)

	For the Fourteen Week	For the Thirteen Week
	Period Ended	Period Ended
	April 2, 2006	March 27, 2005
Net service revenues	$35,864	$30,835
Cost of services	29,753	25,858

Gross profit	6,111	4,977

Selling, general and administrative expenses	5,551	4,549

Operating income	560	428

Other:
Interest income, net	—	—
Miscellaneous income (expense), net	1	(3)

Other income (expense)	1	(3)

Income before income taxes	561	425

Income tax expense	213	161

Net income	$348	$264

Basic net income per common share	$0.12	$0.09

Diluted net income per common share	$0.12	$0.09

Weighted average number of common shares used in computing net income per common share
Basic	2,879,764	2,854,578

Diluted	2,935,050	2,926,692

ABLEST INC.
Condensed Balance Sheets
(amounts in thousands except share data)
(Unaudited)

	April 2, 2006	December 25, 2005
ASSETS
CURRENT ASSETS
Cash	$4,169	$1,931
Accounts receivable, net	15,032	18,760
Prepaid expenses and other current assets	599	469
Current deferred tax asset	1,246	1,246

Total current assets	21,046	22,406

Property and equipment, net	1,997	1,732
Deferred tax asset	727	863
Goodwill	1,283	1,283
Other assets	243	171

Total assets	$25,296	$26,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$527	$841
Accrued insurance	1,985	2,536
Accrued wages	2,131	2,738
Other current liabilities	428	514

Total current liabilities	5,071	6,629

Other liabilities	122	432

Total liabilities	5,193	7,061

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at April 2, 2006 and December 25, 2005	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,387,118 and 3,334,344 shares issued and outstanding including shares held in treasury at April 2, 2006 and December 25, 2005, respectively	169	167
Additional paid-in capital	5,624	5,265
Retained earnings	16,420	16,072
Treasury stock at cost; 457,729 shares held at April 2, 2006 and December 25, 2005	(2,110)	(2,110)

Total stockholders’ equity	20,103	19,394

Total liabilities and stockholders’ equity	$25,296	$26,455

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SOURCE:	Ablest Inc.
CONTACT:	Charles H. Heist, Chairman and Chief Financial Officer
813-830-7700 or theist@ablest.com/